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                            SHAREHOLDERS' AGREEMENT


          This SHAREHOLDERS' AGREEMENT, dated as of April 20, 1995 (the "Agreement"), by and between William R. Berkley ("Berkley") and Richard C. Kellogg, Jr. (Kellogg"),

                             W I T N E S S E T H:

          WHEREAS, GEV Corporation, a Delaware corporation (the "Company") and Pioneer Americas Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (the "Buyer"), have agreed to acquire all of the issued and outstanding capital stock of Pioneer Americas, Inc., a Delaware corporation ("Pioneer"), pursuant to that certain Stock Purchase Agreement, dated March 24, 1995, by and among the Company, the Buyer and the stockholders of Pioneer and certain other Persons named therein (the "Purchase Agreement"); and

          WHEREAS, the Company has agreed to issue, and the Kellogg has agreed to purchase, 1,925,303 shares (the "Shares") of the Company's Class A common stock, par value $.01 per share (the "Class A Common Stock"), pursuant to the terms of the Purchase Agreement and that certain Subscription Agreement, dated even date herewith, between the Company and Kellogg (the "Subscription Agreement");

          WHEREAS, pursuant to certain provisions of the Purchase Agreement and the Subscription Agreement, it is a condition precedent to the obligations of the respective parties thereto that this Agreement be entered into on or prior to the closing of the transactions contemplated by such agreements;

          NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

          SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement. Whenever used in this Agreement, any noun or pronoun shall be deemed to include both the singular and plural and to cover all genders.

          SECTION 2. Nomination of Directors. (a) For so long as Kellogg is employed by the Company pursuant to the terms of that certain Employment Agreement, dated of even date herewith, between the Company and Kellogg (the "Kellogg Employment Agreement"), Berkley agrees to nominate Kellogg as a director of the Company and to vote, or provide written consents with respect to, all shares of Class A Common Stock and any other shares of the capital stock of the Company entitled to vote in the election of directors owned of record or beneficially, directly or indirectly, by him, or over which he exercises voting control, (i) for the election of Kellogg as a director of the Company and


















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(ii) against any removal or replacement of Kellogg as a director (except for removal for cause), whether at an annual or special meeting or otherwise.

          (b) For so long as Kellogg is employed by the Company pursuant to the terms of the Kellogg Employment Agreement, Kellogg agrees to join with Berkley in the nomination of such Persons as Berkley may designate (the "Berkley Nominees") to stand for election as directors of the Company and to vote, or provide written consents with respect to, all shares of Class A Common Stock and any other shares of the capital stock of the Company entitled to vote in the election of directors owned of record or beneficially, directly or indirectly, by Kellogg, or over which Kellogg exercises voting control, (i) for the election of the Berkley Nominees as directors of the Company and (ii) against any removal or replacement of any Berkley Nominee as a director (except for removal for cause or any removal or replacement action initiated by Berkley), whether at an annual or special meeting or otherwise.

          SECTION 3. Other Covenants. As soon as practicable, but in any event within 30 days after the Closing Date, Berkley shall take any and all actions reasonably necessary or desirable to cause the Board of Directors of the Company to be expanded and to install Kellogg as a director thereon.

          SECTION 4.  Termination.  This Agreement shall terminate on   the
earlier of: (a) the execution by Berkley and Kellogg of a writing providing for the termination of this Agreement; and (b) the date as of which Berkley and his Affiliates own less than 5% of the outstanding shares of Common Stock of the Company and (c) the date as of which Kellogg is no longer employed by the Company pursuant to the terms of the Kellogg Employment Agreement.

          SECTION 5. No Fiduciary Duty. Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall be deemed to create any fiduciary duty or other express or implied duty between or among Berkley and Kellogg except as expressly set forth herein.

          SECTION 6. Notices. (a) All communications under this Agreement shall be in writing and shall be delivered by hand, by facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid: (i) if to Berkley, at 165 Mason Street, Greenwich, Connecticut 06830, facsimile number 203-629-8554 or at such other address as Berkley may have furnished to Kellogg in writing; and (ii) if to Kellogg at Pioneer Chlor Alkali Company, Inc., 700 Louisiana, 42nd Floor,


























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Houston, Texas 77002, or at such other address as Kellogg may have furnished to Berkley in writing.

          (b) Any notice so addressed shall be deemed to be given: if delivered by hand or by facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

          SECTION 7. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person (provided that the provisions shall not apply to any actions taken or not taken by Interlaken Investment Partners, L.P., a Delaware limited partnership.

          SECTION 8. Entire Agreement. This Agreement, together with the exhibits and schedules hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, all of which are merged into this Agreement.

          SECTION 9. Waivers and Amendments. Kellogg and Berkley may by written notice to the other extend the time for the performance of any of the obligations or other actions of the other or waive performance of any of the obligations of the other created under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by Kellogg and Berkley.

          SECTION 10. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

          SECTION 11. Titles and Headings. The titles and headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.






















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          SECTION 12.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

          SECTION 13. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW PROVISIONS THEREOF.

          SECTION 15. Conflicts. The parties intend that in the case of any conflict or inconsistency between this Agreement and the Bylaws of the Company, that this Agreement shall control, and therefore in the event that any term or provision of this Agreement is rendered invalid, illegal or unenforceable by the Bylaws of the Company, the parties agree to seek to amend the Bylaws of the Company so as to render such term or provision valid, legal and enforceable, to the extent legally permitted, and to take any and all actions necessary or desirable to accomplish such amendment.

          SECTION 16. Binding Effect. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors, heirs, executors, personal representatives, administrators, distributees, devisees, legatees and assigns.





































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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                               /s/William R. Berkley
                                  William R. Berkley




                               /s/Richard C. Kellogg, Jr.
                                  Richard C. Kellogg, Jr.